EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Strawberry Fields REIT LLC

We hereby consent to the inclusion in the Registration Statement (the “Registration Statement”) on Form S-11 of Strawberry Fields REIT LLC (the “Company”) of our report, dated March 23, 2020, with respect to our audit of the consolidated balance sheets of the Company as of December 31, 2019 and 2018 and the related consolidated statements of operations and comprehensive income (loss), changes in members’ deficit and cash flows, for each of the years in the three-year period ended December 31, 2019, and the related notes to the consolidated financial statements and Financial Statement Schedule III.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Hacker, Johnson & Smith PA

Tampa, Florida

June 30, 2020